Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

THIS TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of June 7, 2022 (the “Effective Date”), by and between The RealReal, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Julie Wainwright (the “Executive”).

WHEREAS, the Executive is currently serving as the Chair of the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer;

WHEREAS, the Company and the Executive have mutually agreed that the Executive’s directorship and employment with the Company will terminate on the terms and conditions set forth herein;

WHEREAS, the Company desires to provide for an orderly transition of the Executive’s duties and responsibilities, and the Executive desires to assist the Company in realizing an orderly transition; and

WHEREAS, in furtherance of the foregoing, the Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but not limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to the Executive’s employment with the Company and the conclusion thereof (other than as specifically provided in this Agreement).

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. TRANSITION PERIOD.

1.1. Resignation of Directorships. Effective as of the Effective Date, the Executive hereby resigns as the Company’s Chief Executive Officer, as Chair and as a member of the Company’s board of directors (the “Board”) and as an officer and director of the Company and its affiliates. The Executive shall, at the Company’s request, execute and deliver to the Company the Executive’s resignation from all such directorships.

1.2. Position; Duties. Commencing on the Effective Date and continuing through the Separation Date (as defined below) (the “Transition Period”), the Executive shall remain employed by the Company and serve as an executive advisor of the Company with the title “Founder.” During the Transition Period, in her capacity as Founder, the Executive shall perform such services as are requested or assigned by the Company and shall not have the authority to bind or act on behalf of the Company, or to make representations on behalf of the Company to its venders, customers, or employees without prior written approval from the Board. The Company and Executive acknowledge that Executive’s employment during the Transition Period shall be “at-will” and may be terminated by either party at any time for any reason or no reason, in accordance with Section 2.1 below.

1.3. Compensation and Benefits. During the Transition Period, as compensation for the services rendered by the Executive, Executive shall be paid the following compensation and benefits:

(a) Salary. The Company shall continue to pay the Executive her current Annual Salary (as defined in the Severance Agreement (defined below)) as in effect as of the Effective Date, payable in accordance with the standard payroll practices of the Company (but no less often than monthly).

(b) Bonus. The Executive shall be eligible to receive an Annual Bonus (as defined in the Severance Agreement) for fiscal year 2022 (the “2022 Annual Bonus”) under the terms of the Company’s annual incentive bonus plan for fiscal year 2022 (the “2022 Bonus Plan”); provided that, (i) the Executive must remain employed with the Company through the Planned Separation Date (as defined below) (or if earlier, the date the Executive’s employment is terminated by the Company without Cause), (ii) Company performance metrics are met such that annual bonuses in respect of the 2022 fiscal year actually become payable to other employees and (iii) such 2022 Annual Bonus is paid in accordance with the terms of the 2022 Bonus Plan (except that the Executive shall not be required to remain employed through the applicable payment date as a condition to receipt of the 2022 Annual Bonus). Any such 2022 Annual Bonus, to the extent earned in accordance with the immediately preceding sentence, will be paid in a single lump-sum amount at the same time as annual cash incentive bonuses in respect of fiscal year 2022 are paid to similarly-situated employees, but no later than March 15, 2023.

(c) Benefits. In addition, during the Transition Period, the Executive shall remain eligible to participate in the employee benefits maintained by the Company from time to time, in accordance with (and subject to) the terms and conditions of such plans. The Company reserves the right to amend or cancel any such benefit plan at any time in its sole discretion, subject to the terms of such benefit plan and applicable law.

(d) Equity Awards. During the Transition Period, all of the Executive’s outstanding and unvested equity awards previously granted by the Company shall continue to vest in accordance with the terms and conditions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and the applicable award agreements evidencing such awards.

1.4. Termination of Severance Agreement. Effective as of the Effective Date, the Severance and Change in Control Agreement between the Company and the Executive, dated on or around May 2021 (the “Severance Agreement”) shall terminate and the Executive shall have no further rights or interests thereunder; provided, however, that notwithstanding the foregoing, Section IV (“Restrictive Covenants”) of the Severance Agreement shall survive such termination and remain in full force and effect (and, for clarity, the Date of Termination (as defined in the Severance Agreement) referenced in Section IV (“Restrictive Covenants”) of the Severance Agreement means and refers to the Separation Date (as defined below)).

2. SEPARATION OF EMPLOYMENT; ACCRUED OBLIGATIONS; SEPARATION BENEFITS.

2.1. Separation Date. This Agreement and the Executive’s employment with the Company will terminate on the earlier of (i) December 31, 2022 (the “Planned Separation Date”) and (ii) such earlier date on which either the Executive or the Company terminates this Agreement and the Executive’s employment with the Company as described in this Section 2.1 (the first to occur of such dates, the “Separation Date”). The Company may terminate this Agreement and the Executive’s employment with the Company at any time during the Transition Period, with or without Cause (as defined in the Severance Agreement), upon giving written notice of such termination to the Executive. The Executive may terminate this Agreement and the Executive’s employment with the Company at any time during the Transition Period upon giving written notice of such termination to the Company. After the Separation Date, Executive agrees that Executive will not represent to anyone that Executive is still an employee of the Company.

2.2. Accrued Obligations. On the Separation Date, the Company shall pay to the Executive the aggregate amount of (i) the Executive’s earned but unpaid salary through the Separation Date, and (ii) any unreimbursed business expenses incurred by the Executive prior to the Separation Date that are reimbursable in accordance with the Company’s general expense reimbursement policies (if any). In addition, any vested benefits accrued by the Executive prior to the Separation Date under employee benefit plans of the Company (if any) shall be paid or provided to the Executive in accordance with, and as such obligations come due under, the terms of the applicable plans. The payments and benefits under this Section 2.2 are collectively referred to herein as the “Accrued Obligations.”

2.3. Separation Benefits. If Executive’s employment terminates (i) on the Planned Separation Date due to the expiration of the Transition Period or (ii) prior to the Planned Separation Date due to a termination by the Company without Cause or due to the Executive’s disability (within the meaning of Section 22(e)(3) of the Code (as defined below)), then, in consideration of, and subject to and conditioned upon (A) the Executive’s continued compliance with the terms and conditions of this Agreement (including, without limitation, the Covenants (as defined below)), and (B) the Executive’s timely execution and non-revocation of the Releases in accordance with Section 3 below, the Company will provide the Executive with the following payments and benefits (collectively, the “Separation Benefits”):

(a) The Company shall pay to the Executive an amount equal to the sum of (i) twelve (12) months of her Annual Salary as in effect as of the Effective Date plus (ii) an amount equal to the Executive’s Target Bonus (as defined in the Severance Agreement) for fiscal year 2022, payable in in a lump sum within sixty (60) days following the Separation Date;

(b) Whether or not the Executive elects COBRA continuation coverage under any group health plan of the Company or its affiliates, the Company shall, within sixty (60) days following the Separation Date, pay to the Executive a taxable lump sum equal to the portion of the monthly cost of the Executive’s group health plan coverage as in effect on the Separation Date that is subsidized by the Company for similarly situated active employees as of the Separation Date, multiplied by twelve (12);

(c) The Executive shall be eligible to exercise her options to purchase Company common stock that are outstanding and vested as of the Separation Date for a period of six (6) months following the Separation Date (but no later than the original expiration dates of such options); and

(d) Fifty percent (50%) of the Executive’s time-based restricted stock units that are outstanding and unvested as of the Separation Date shall vest on the date on which the Second Release (as defined below) becomes effective and irrevocable; provided, however, that, notwithstanding the foregoing, if a Change in Control (as defined in the Plan) occurs prior to the Separation Date, then the Executive’s time-based restricted stock units that are outstanding and unvested as of the Separation Date shall instead vest on the date on which the Second Release becomes effective and irrevocable with respect to that number of restricted stock units that, pursuant to the applicable award agreement governing such restricted stock units, that would vest upon a termination of the Executive’s employment without Cause within twelve (12) months following a Change in Control.

2.4. Equity Awards. The Executive acknowledges and agrees that, upon the Separation Date, and after taking into account Section 2.3(c) and (d) above (if applicable), all outstanding Company equity awards granted to the Executive under any the Plan shall vest, be forfeited, or settled in accordance with the terms of the Plan and the applicable award agreements.

2.5. Other Terminations. Notwithstanding anything herein to the contrary, if the Executive’s employment terminates for any reason not described in Section 2.3 above and/or the Executive does not timely execute and deliver, or revokes, either Release, then the Separation Benefits shall not be paid to Executive and shall be immediately forfeited without payment effective as of the Separation Date (or, if such forfeiture is due to Executive’s revocation of a Release, the date on which Executive revokes the applicable Release).

2.6. Return of Company Property. No later than the Separation Date, the Executive shall return to the Company all of the following: (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards or devices, Company identification, and any other Company-owned property in the Executive’s possession or control, and (ii) all documents, materials and copies thereof, comprising or relating to any Confidential Information (as defined in the Severance Agreement), including all hard and electronic copies of the foregoing in the Executive’s possession, and the Executive shall not make or retain any copy or extract of any of the foregoing.

2.7. Communications. The Company agrees that, with respect to any statements or communications relating to the Executive’s departure as an employee and/or Chief Executive Officer of the Company and/or Chair of the Board that are intended for mass distribution to the Company’s employees and/or the public, the Company will provide the Executive with a reasonable opportunity to review and comment on such statements and communications prior to their distribution.

3. RELEASE OF CLAIMS. In consideration of, and as a condition to, the Company’s entry into this Agreement and the Executive’s receipt of compensation as contemplated by Section 1 above, the Executive shall execute and deliver to the Company a release of claims in the form attached to this Agreement as Exhibit A (the “Initial Release”) by 5:00 p.m. (PT) no later than twenty-one (21) days after the Effective Date, and shall not revoke such Initial Release during the seven (7)-day period after the Initial Release is executed and delivered to the Company. Additionally, in consideration of, and as a condition to, the Executive’s receipt of the Separation Benefits, the Executive shall execute and deliver to the Company a release of claims in substantially the same form as the Initial Release (the “Second Release” and together with the Initial Release, the “Releases”), by 5:00 p.m. (PT) no later than twenty-one (21) days after the Separation Date, and shall not revoke such Second Release during the seven (7)-day period after the Second Release is executed and delivered to the Company.

4. NO ADDITIONAL ENTITLEMENTS. The Executive acknowledges and agrees that, except as expressly provided herein, the Executive will have no further rights or entitlements in connection with the Executive’s employment or directorships with the Company and its affiliates and/or the termination of such employment or directorships.

5. RESTRICTIVE COVENANTS. In consideration of the compensation and benefits described herein and the Company’s commitments hereunder, the Company and the Executive agree as follows:

5.1. Cooperation in Legal Proceedings. The Executive agrees that, after the Separation Date, upon the request of the Company, the Executive shall reasonably cooperate with and assist the Company in undertaking and preparing for legal, regulatory and/or other proceedings, in any case, relating to any affairs of the Company and/or its affiliates and subsidiaries with respect to which the Executive was involved during or gained knowledge of during her employment with the Company.

5.2. Non-Disparagement. During the Executive’s employment with the Company and thereafter, Executive shall not make any statement, publicly or privately, that would or would be reasonably expected to disparage the Company or its affiliates or subsidiaries, or any of their respective officers, directors, employees, or agents. During the Executive’s employment with the Company and thereafter, the Company agrees that it shall instruct its senior executive officers and directors not to make any statement, publicly or privately, that would or would be reasonably expected to disparage the Executive. Nothing in this Agreement or otherwise prevents either party from making any truthful statement (a) to the extent required or protected by law or legal process or (b) to a governmental agency or any judicial, arbitral or self-regulatory forum. Nothing herein prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful.

5.3. Reaffirmation of Restrictive Covenants. The Company and Executive acknowledge and agree that the covenants, terms and conditions set forth in Section IV (“Restrictive Covenants”) of the Severance Agreement currently remain and shall remain in full force and effect in accordance with its terms, shall survive the termination of the Executive’s employment with the Company and are reasonable and necessary for the protection of the Company’s trade secrets, confidential business information and other legitimate business interests and the Executive has received adequate consideration for these covenants, including as set forth in this Agreement.

5.4. Remedies; Injunctive Relief. The Executive acknowledges and understands that the covenants and restrictions described in Section IV (“Restrictive Covenants”) of the Severance Agreement and in this Section 5 (collectively, the “Covenants”) are of a special and unique nature, the breach of which cannot be adequately compensated for in damages by an action at law, and that any breach or threatened breach of the Covenants would cause the Company and its affiliates irreparable harm. Accordingly, in the event of a breach or threatened breach by the Executive of the Covenants, the Company and its affiliates shall be entitled to an injunction restraining her from such breach without the need to post bond therefor. Nothing contained in this Section 5 shall be construed as prohibiting the Company or its affiliates from pursuing, or limiting the Company’s or its affiliates’ ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by the Executive. The provisions of Section 6.1 below relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks a temporary or permanent injunction in any court to restrain the Executive from violating the Covenants.

5.5. Exceptions. Notwithstanding the foregoing or anything herein or in the Severance Agreement to the contrary, nothing contained herein or in the Severance Agreement shall prohibit the Executive from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 U.S.C. Section 1833(b), (A) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if the Executive pursues a lawsuit for retaliation by the Company or any of its affiliates for reporting a suspected violation of law, the Executive may disclose trade secret to the Executive’s attorney and use trade secret information in the court proceeding, if the Executive (x) files any document containing trade secrets under seal, and (y) does not disclose trade secrets, except as permitted by court order.

6. MISCELLANEOUS

6.1 Arbitration; Enforcement.

(a) Any and all disputes between the Executive and the Company (including its directors, officers, employees and agents), however significant, arising out of, relating in any way to or in connection with this Agreement and/or the Executive’s employment with or termination of employment from the Company (including the validity, scope and enforceability of this arbitration clause but excluding, at the election of either party, any dispute arising under Section 5 hereof) shall be solely settled by final and binding arbitration to be held at the JAMS office in San Francisco, California and conducted in accordance with the JAMS Employment Arbitration Rules & Procedures (the “Rules”) then in effect at the time of the arbitration (which can be viewed at www.jamsadr.com/rules-employment-arbitration/ and will be provided upon the Executive’s request).

(b) Any arbitration hereunder shall be held before a single experienced employment arbitrator licensed to practice law in California mutually agreed to by the parties, except that if the parties shall fail to agree to such an arbitrator within twenty (20) days from the date on which the claimant’s request for arbitration is delivered to the other party to the arbitration, such arbitration shall be held before an experienced employment arbitrator appointed under the Rules. The Company shall pay the fees of JAMS and the arbitrator, except that, if the Executive initiates a claim subject to arbitration, Executive shall pay any filing fee up to the amount the Executive would be required to pay if the Executive initiated the claim in the Superior Court of the State of California, and the Company shall pay the difference between that amount and the actual fee charged by JAMS. Each party shall pay its own further costs of the arbitration, including attorneys’ fees and witnesses’ fees.

(c) Discovery may be taken in the arbitration proceedings pursuant to the provisions of California Code of Civil Procedure Section 1283.05, which are incorporated herein by reference and made applicable to any arbitration held pursuant to this Section 6.1.

(d) The award of the arbitrator shall be made within one hundred and eighty (180) days from the date on which the arbitrator is selected and such award shall be in writing. The award of the arbitrator shall be final and binding on the parties, and the parties agree to waive their right to any form of appeal, to the greatest extent allowed by law. If any party prevails on a statutory claim which affords attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party. Judgment upon any award of the arbitrator may be entered in any court having jurisdiction or application may be made to such court for the judicial acceptance of the award and for order of enforcement.

(e) The Executive and the Company acknowledge and agree that by agreeing to arbitration, the Executive and the Company will not have the right to have any claim decided by a jury or a court, but will instead have any such claim decided through arbitration. The Executive and the Company hereby waive any constitutional or other rights to bring claims covered hereby other than in their individual capacities. Except as prohibited by law, this waiver includes a waiver of the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

6.2. Withholding. The Company and its affiliates shall be entitled to make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

6.3. Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date hereof (collectively,

“Section 409A”). In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits (including the Severance) shall be paid to the Executive hereunder during the six (6)-month period following Executive’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period. To the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment or service (or any other similar term) shall be made only on account of a Separation from Service.

6.4. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If a judicial determination is made that any provision of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against the Executive, such provision shall be rendered void only to the extent that such judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to the Executive. In this regard, the Executive hereby agrees that any judicial authority construing this Agreement shall be empowered to reform any portion of this Agreement, and to apply the provisions of this Agreement and to enforce against the Executive the remaining portion of such provisions as the judicial authority determines to be reasonable and enforceable.

6.5. Assignability. The Executive’s rights and benefits under this Agreement are personal to the Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of the Executive upon death. The Company may assign this Agreement to any parent, affiliate or subsidiary and shall require any entity which at any time becomes a successor whether by merger, purchase, or other acquisition of all or substantially all of the assets, stock or business of the Company, to expressly assume this Agreement.

6.6. Clawback. In the event that the Executive breaches any of the Executive’s obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all severance and other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity. Any compensation paid or payable to the Executive pursuant to this Agreement which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the Company. The Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision.

6.7. Final and Entire Agreement; Amendment. This Agreement, together with the Release, represents the final and entire agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes all other agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Agreement.

6.8. Consultation with Counsel. The Executive acknowledges (i) that she has consulted with or has had the opportunity to consult with independent counsel of her own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that she has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on her own judgment. Without limiting the generality of the foregoing, the Executive acknowledges that she has had the opportunity to consult with her own independent tax advisors with respect to the tax consequences to her of this Agreement and the payments hereunder, and that she is relying solely on the advice of her independent advisors for such purposes.

6.9. Applicable Law and Venue. This Agreement and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of California without regard for any rules of conflicts of law. Arbitration shall be the sole forum for any action for relief arising out of or pursuant to, or to enforce or interpret, this Agreement, except as provided with respect to equitable relief in Section 5.4. The arbitrator appointed as described above shall be located in San Francisco, California. Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

6.10. Notices. Any notice to be given under the terms of this Agreement shall be in writing and may be delivered personally, by telecopy, telex or other form of written electronic transmission, by overnight courier or by registered or certified mail, postage prepaid, and shall be addressed as follows:

If to the Executive: To the address most recently on file in the payroll records of the Company.

If to the Company:

The RealReal, Inc.

55 Francisco Street, Suite 600

San Francisco, CA 94133

Attention: Board of Directors; Chief Legal Officer

Either party may hereafter notify the other in writing of any change in address. Any notice hereunder shall be deemed duly given when received by the person to whom it was sent.

6.11. Attorneys’ Fees. The Company shall reimburse the Executive for legal fees, not to exceed $10,000 in the aggregate, actually incurred by her in connection with the drafting and negotiation of this Agreement, subject to the Company’s receipt from the Executive of reasonable documentation of such fees.

6.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

By:	/s/ Julie Wainwright
Julie Wainwright

THE REALREAL, INC.

By:	/s/ Rob Krolik
Name: Rob Krolik
Title: Lead Independent Director, Board of Directors

EXHIBIT A

GENERAL RELEASE

THIS GENERAL RELEASE OF CLAIMS (this “Release”) is made and entered into by and between The RealReal, Inc., a Delaware corporation (the “Company”), and Julie Wainwright (the “Executive”).

1. Release. In consideration of the [compensation payable to Executive under Section 1 of, and the Company’s entry into,][Separation Benefits (as defined in the Transition Agreement)] payable to Executive under] that certain Transition and Separation Agreement, dated as of June 7, 2022, between the Company and Executive (the “Transition Agreement”) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive does hereby release and forever discharge the “Releasees” hereunder, consisting of the Company and its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the Executive by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the Executive; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act (“ADEA”), the Americans With Disabilities Act, the False Claims Act, the Employee Retirement Income Security Act, the Worker Retraining and Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act, the California Fair Employment and Housing Act, the California Equal Pay Law, the Moore-Brown-Roberti Family Rights Act of 1991, the California Labor Code, the California WARN Act, the California False Claims Act and the California Corporate Criminal Liability Act.

2. Unreleased Claims. Notwithstanding Section 1 above, this Release shall not operate to release any rights or claims of the Executive (i) to payment of the [compensation payable under Section 1][Separation Benefits payable under Section 2] of the Transition Agreement, which [compensation][Separation Benefits] (among other good and valuable consideration) [is][are] provided in exchange for this Release, (ii) to any Claims for indemnification arising under any applicable indemnification obligation of the Company, (iii) to any Claims which cannot be waived by an employee under applicable law, (iv) to any Claims the Executive may have solely in the Executive’s capacity as a equityholder of the Company, (v) to accrued or vested benefits under any applicable Company employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act), or (vi) to the Executive’s right to file a charge with the Equal Employment Opportunity Commission (or similar state agency) or participate in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency), provided that the Executive does not seek or accept any individual recovery arising from such charge. Nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

3. Code Section 1542. The Executive acknowledges that the Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Executive, being aware of said Code section, hereby expressly waives any rights the Executive may have thereunder, as well as any other statutes or common law principles of similar effect.

4. OWBPA Disclosure. In accordance with the Older Workers Benefit Protection Act of 1990, the Executive is hereby advised as follows:

a.	The Executive is hereby advised that the Executive has the right to and should consult with an attorney before signing this Release;

b.

The Executive has at least twenty-one (21) days to consider this Release before signing it. If the Executive signs this Release prior to the expiration of the twenty-one (21) day period, the Executive waives the remainder of that period. The Executive waives the restarting of the twenty-one (21) day period in the event of any modification of the Release, whether or not material; and

c.	The Executive has seven (7) days after signing this Release to revoke this Release, and this Release will become effective upon the expiration of that revocation period.

If the Executive wishes to revoke this Release, the Executive must deliver written notice (which may be by email), stating the Executive’s intent to revoke to Todd Suko, the Company’s Chief Legal Officer, at todd.suko@therealreal.com, on or before 5:00 p.m. (PST) on the seventh (7th) day after the date on which the Executive signs this Release. The Executive acknowledges that if the Executive revokes this Release, the Executive will not receive the [compensation set forth in Section 1 of][Separation Benefits pursuant to] the Transition Agreement.

5. No Assignment or Transfer. The Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim released hereunder which the Executive may have against Releasees, or any of them, and the Executive agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the Executive under this indemnity.

6. Attorneys’ Fees. The Executive agrees that if the Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the Executive agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, the foregoing sentence shall not apply to the extent such attorneys’ fees are attributable the Executive’s good faith challenge to or a request for declaratory relief with respect to the validity of the waiver herein under the ADEA.

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7. No Admission of Liability. The Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Executive.

8. Covenants. The Executive acknowledges and agrees that the Executive is bound by the Covenants (as defined in the Transition Agreement). The Executive hereby reaffirms the covenants, terms and conditions set forth in the Covenants, and acknowledges and agrees that the Covenants remain in full force and effect in accordance with their respective terms.

9. Additional Acknowledgements. The Executive understands and agrees that the Executive’s agreement to the terms and conditions of this Release, as signified by Executive’s signature hereto, is voluntary, deliberate and informed. The Executive acknowledges that this Release provides consideration of value to the Executive, beyond consideration that the Executive was already entitled to receive, and that the Executive was free to consult an attorney before signing this Release. The Executive agrees to strictly comply with all the terms and conditions of this Release and the Transition Agreement, including (without limitation) the Covenants. Further, the Executive acknowledge that the Executive has read and understands this Release and that the Executive signs this Release voluntarily, with full appreciation that at no time in the future may the Executive pursue any of the rights the Executive has waived in this Release.

10. Breach. In the event that the Executive breaches any of Executive’s obligations under this Release or as otherwise imposed by law, the Company will be entitled to recover all severance and other consideration paid or provided under this Release and to obtain all other relief provided by law or equity. Any compensation paid or payable to the Executive pursuant to the Transition Agreement and this Release which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the Company. The Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision if allowed pursuant to applicable law.

11. No Other Amounts/Benefits Owed. The Executive acknowledges and agrees that the Executive has been paid for all of the Executive’s services with the Company and that the Executive has not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation or amounts that have not already been paid to Executive except as provided for in the Transition Agreement. The Executive further agrees that, prior to the execution of this Release, the Executive was not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that the Executive is entitled to receive from the Company in the future are those specified in the Transition Agreement and this Release.

12. Entire Agreement. This Release, together with the Transition Agreement, represents the final and entire agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes all other agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Any amendment to this Release must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Release.

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13. Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect. If a judicial determination is made that any provision of this Release constitutes an unreasonable or otherwise unenforceable restriction against the Executive, such provision shall be rendered void only to the extent that such judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to the Executive. In this regard, the Executive hereby agrees that any judicial authority construing this Release shall be empowered to reform any portion of this Release, and to apply the provisions of this Release and to enforce against the Executive the remaining portion of such provisions as the judicial authority determines to be reasonable and enforceable.

14. Counterparts. This Release may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Release shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

15. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Release as of date(s) set forth below.

EXECUTIVE

By: Julie Wainwright

Date: ______________________________________

COMPANY

By: Rob Krolik
Its: Lead Independent Director, Board of Directors

Date: ______________________________________

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